Exhibit 99.1

BGC COMPLETES OFFERING OF $450 MILLION OF 5.375% SENIOR NOTES

NEW YORK, NY — July 24, 2018 — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC” or the “Company”) today announced the closing of its offering of $450 million aggregate principal amount of 5.375% senior notes (the “notes”).

The notes are general senior unsecured obligations of BGC Partners, Inc. The notes will pay interest semi-annually at a rate of 5.375% per annum, on each January 24 and July 24, beginning on January 24, 2019, and will mature on July 24, 2023.

BGC intends to use the net proceeds from the offering to repay revolving indebtedness incurred to repay at maturity on July 19, 2018 all outstanding $240 million aggregate principal amount of the Company’s 8.375% Senior Notes, which were issued by the Company’s wholly owned subsidiary, GFI Group Inc. (“GFI”), and guaranteed by the Company as part of its acquisition of GFI. Additional net proceeds will be used for general corporate purposes, which may include redemptions of the Company’s 8.125% Senior Notes due 2042.

The notes were offered and sold in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC's Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Jason McGruder or Ujjal Basu Roy

+1 212-610-2426